Exhibit 99.3

FOR IMMEDIATE RELEASE

LEHMAN BROTHERS CHAPTER 11 DEBTORS EMERGE FROM BANKRUPTCY AND SET INITIAL
DISTRIBUTION DATE
Record Date for Claims Transfers Prior to Initial Distribution Set for March 18, 2012
Initial Distributions to Commence April 17, 2012

New York, March 6, 2012 – Lehman Brothers Holdings Inc. and its affiliates announced today the occurrence of the Effective Date of their plan and emergence from chapter 11. They will commence distributions to creditors on April 17, 2012. Distributions will be made to record holders of claims as of March 18, 2012.

A new board of directors will guide Lehman Brothers Holdings Inc. and its affiliates as they move toward a complete liquidation of their assets, following a strategy to efficiently and expeditiously maximize results for creditors.

John Suckow, a Managing Director with Alvarez & Marsal and Lehman’s President and Chief Operating Officer, said: “We are proud to announce Lehman's exit from chapter 11 and entrance into the final stage of this process – distributions to creditors. Our objective remains to provide the best results possible for creditors – by continuing to strategically position assets to produce strong values, to pursue the resolution of disputed claims and other matters in litigation, and to manage expenses in line with the asset disposition process. We thank the hundreds of Lehman employees and outside professionals who have worked hard and diligently since September 2008 to achieve this monumental result."

LBHI and its affiliated chapter 11 debtors, through their restructuring advisers at Alvarez & Marsal and their attorneys at Weil, Gotshal & Manges LLP, filed the Modified Third Amended Joint Chapter 11 Plan and related Disclosure Statement with the United States Bankruptcy Court for the Southern District of New York. The Plan was confirmed by order of Judge James M. Peck on December 6, 2011. These filings can be found at www.lehman-docket.com in the “Key Documents” section.

Media Contacts:

Lehman Brothers Holdings Inc.	Linden Alschuler Kaplan Public Relations
Kimberly Macleod	Steven Alschuler
646-285-9215	212-575-4545
kmacleod@lehmanholdings.com	salschuler@lakpr.com

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